Exhibit 4.12
AMENDMENT TO EMPLOYMENT AGREEMENT
THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), effective as of April 22, 2010, is made and entered into by and between Home Inns & Hotels Management Inc., a Cayman Islands company (the “Company”), and May Yihong Wu (the “Executive”).
WHEREAS, the Company and the Executive are parties to an Employment Agreement dated January 1, 2007 (the “Agreement”); and
WHEREAS, the parties hereto desire to amend the Agreement as hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, intending to be legally bound, the parties agree as follows:
1. Amendment. Effective as of April 22, 2010, Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following:
“The Executive hereby accepts a position of Chief Strategy Officer (the “Employment”) of the Company.”
2. Miscellaneous.
(a)	Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, USA.
(b)	Effect of Amendment. Except as specifically amended by this Amendment, the Agreement remains in full force and effect according to its terms. Except as specifically provided in this Amendment, nothing contained in this Amendment is intended to affect the parties’ existing or continuing rights or obligations under the Agreement, as modified hereby.
(c)	Counterparts. This Amendment may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by them or their duly authorized representatives as of the date first written above.

MAY YIHONG WU
/s/ May Yihong Wu

HOME INNS & HOTELS MANAGEMENT INC.
By:	/s/ Jian Sun
	Name:	Jian Sun
	Title:	CEO

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